Exhibit 99.1
ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550
FOR IMMEDIATE RELEASE
Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
Allis-Chalmers Energy Announces Extension of Exchange Offer
HOUSTON, TEXAS, December 5, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) today announced that it has extended the expiration of the exchange offer relating to its 9.0% Senior Notes due 2014 to 5:00 p.m. (New York City time) on December 29, 2006, pending dissemination of financial information relating to its recently completed acquisition of Petro-Rentals, Incorporated, and its pending acquisition of substantially all of the assets of Oil & Gas Rental Services, Inc.
This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The exchange offer is being made solely by Allis-Chalmers’ prospectus with respect to the exchange offer (as the same may be amended from time to time) and the related letter of transmittal. Copies of the prospectus and letter of transmittal may be obtained from the exchange agent for the exchange offers at the following addresses:
By Registered or Certified Mail:
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517
Attn: Corporate Trust Operations
By Regular Mail/ Hand/ Overnight Delivery:
Wells Fargo Bank, N.A.
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Attn: Corporate Trust Operations
For Assistance Call:
800-344-5128
Fax Number (for eligible institutions only):
612-667-4927

About Allis-Chalmers
Allis-Chalmers Energy Inc., is a Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” section), and in Allis-Chalmers’ other SEC filings and publicly available documents.
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